AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1999

                                               REGISTRATION STATEMENT NO. 333-

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ------------------


                       RECKSON SERVICE INDUSTRIES, INC.
          (Exact name of each registrant as specified in its charter)

RECKSON SERVICE
INDUSTRIES, INC. - DELAWARE        RECKSON SERVICE INDUSTRIES, INC. - 11-3383642
- ------------------------------     ---------------------------------------------
  (State or other jurisdiction        (I.R.S. employer identification number)
of incorporation or organization)

                              10 EAST 50TH STREET
                           NEW YORK, NEW YORK 10022
                                (212) 753-6363
 ---------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of each registrant's principal executive office)

                               SCOTT H. RECHLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       RECKSON SERVICE INDUSTRIES, INC.
                              10 EAST 50TH STREET
                           NEW YORK, NEW YORK 10022
                                (212) 931-8000
      -------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

                                  Copies to:

                           EDWARD F. PETROSKY, ESQ.
                            J. GERARD CUMMINS, ESQ.
                               BROWN & WOOD LLP
                      ONE WORLD TRADE CENTER, 58TH FLOOR
                             NEW YORK, N.Y. 10048

                              -------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    From time to time after this Registration Statement becomes effective.
                              -------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|X|
                              -------------------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                      Title of Class of                                         Proposed Maximum                   Amount of
                      Securities to be Registered                              Aggregate Offering             Registration Fee(7)
                                                                                    Price(1)

Common Stock, $.01 par value per share(2), Common Stock Warrants (3),
Preferred Stock(4), Depositary Shares representing Preferred Stock (5),
Preferred Stock Warrants and Debt Securities(6)                                    $500,000,000                   $139,000

====================================================================================================================================

(1)      Estimated solely for purposes of calculating the registration fee.

(2) Such indeterminate number of shares of common stock of Reckson Service Industries, Inc. as may from time to time be issued at indeterminate prices, upon exercise of common stock warrants of Reckson Service Industries, Inc. or upon conversion of preferred stock for debt securities of Reckson Service Industries, Inc., as the case may be.

(3) Warrants to purchase common stock of Reckson Service Industries, Inc. may include rights to purchase common stock of Reckson Service Industries, Inc. issued as a dividend to holders of such Common Stock, for which no separate consideration is received.

(4) Such indeterminate number of shares of preferred stock of Reckson Service Industries, Inc. as may from time to time be issued in series at indeterminate prices, upon exercise of preferred stock warrants of Reckson Service Industries, Inc. or upon conversion of debt securities of Reckson Service Industries, Inc., as the case may be.

(5) To be represented by depositary receipts of Reckson Service Industries, Inc. representing an interest in all or a specified portion of a share of preferred stock of Reckson Service Industries, Inc.

(6) Such indeterminate principal amount of debt securities of Reckson Service Industries, Inc. as may from time to time be issued in series at indeterminate prices or upon conversion of preferred stock of Reckson Service Industries, Inc., as the case may be; or, in the event of the issuance of original issue discount securities, a higher principal amount as may be sold for an aggregate initial offering price not to exceed $500,000,000.

(7)      Calculated pursuant to Rule 457(o) under the Securities Act.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 3, 1999

PROSPECTUS
- ----------

                                 $500,000,000

                       RECKSON SERVICE INDUSTRIES, INC.

                     COMMON STOCK, COMMON STOCK WARRANTS,
         PREFERRED STOCK, PREFERRED STOCK WARRANTS, DEPOSITARY SHARES,
              DEBT SECURITIES AND RIGHTS TO PURCHASE COMMON STOCK


                               -----------------


         Reckson Service Industries, Inc. may offer up to $500,000,000 of shares of our common stock, shares of our preferred stock, depositary shares representing interests in our preferred stock, warrants to purchase shares of our common stock (including rights to purchase our common stock) or preferred stock and our debt securities in one or more series. Our common stock is quoted on the over-the-counter bulletin board under the symbol "RSII."

         We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







             The date of this prospectus is ___________ __, 1999.

                                 RISK FACTORS

         This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed below. An investment in the securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this prospectus and the related prospectus supplement before purchasing the securities offered by the related prospectus supplement.

OUR LACK OF OPERATING HISTORY IMPAIRS OUR ABILITY TO PREDICT FUTURE EARNINGS AND WE HAVE SUSTAINED OPERATING LOSSES SINCE OUR INCEPTION

         We were formed in July 1997 and have operated as a public company since June 1998. We have sustained operating losses since our inception and expect to sustain operating losses in the near future. The financial information relating to us and our subsidiaries and their respective assets presented elsewhere in this prospectus are not necessarily indicative of our or our subsidiaries' future consolidated financial condition or results of operations.

CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT LACK EXPERIENCE IN OUR INVESTMENT
SECTORS

         Three of the nine members of our senior management, including our chief executive officer, are executive officers of Reckson Associates Realty Corp. ("Reckson Associates") and have served as part of our senior management since prior to the spin-off distribution of our shares from Reckson Associates. Although since the spin-off we have retained members of senior management who have relevant experience and we may retain the management of the businesses that we acquire, the primary experience of those three officers is in the business of acquiring, developing, and redeveloping suburban office and industrial properties in the New York "Tri-State" area and not in pursuing our investment objectives.

WE CANNOT ASSURE OUR ABILITY TO MANAGE GROWTH

         We intend to expand our operations through the acquisition of, or investment in, services businesses. In addition, Reckson Strategic Venture Partners, LLC, our subsidiary ("Reckson Strategic Venture Partners"), may also expand rapidly through the acquisition of real estate and real estate operating companies. The success of our growth strategies will depend on our ability to identify attractive business opportunities and effectively operate and integrate any newly acquired businesses. Our growth plans will require the participation of, and place demands upon, our management and operating personnel. Our ability to manage future growth effectively requires the development of operational, financial and management information systems. We cannot assure that we will effectively manage our growth. If we are unable to manage our growth effectively, it may adversely affect our business, results of operations and financial condition.

OUR STRATEGY OF GROWTH THROUGH ACQUISITIONS INVOLVES RISKS AND MAY RESULT IN LOSSES

         Acquisition is a significant source of our growth. We cannot assure that suitable acquisition opportunities will be available to us or our affiliates. We also cannot assure that we or our affiliates will not overpay for acquisitions or the efficient and adequate integration of these acquisitions. Significant competition may exist for targeted acquisitions. Some of the companies in which we acquire an interest may have (i) little or no operating histories, (ii) historical operating losses, and (iii) competitors that are larger and more well capitalized. Some of our or our affiliates' acquisitions may be involved in sectors that are subject to increasing competition. As a result, the costs incurred to acquire or reposition companies may be significant and non-recoverable. Furthermore, we can not assure that acquisitions will not result in additional losses.

         The acquisition of interests in start-up companies involves a high degree of business and financial risk that can result in substantial losses. Among these are the risks associated with investment in companies in an early stage of development or with little or no operating history, companies operating at a loss or with substantial variations in operating results from period to period, and companies with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, and a larger number of qualified managerial and technical personnel. We may take significant positions in companies in rapidly changing high-technology fields; such companies may face special risks of product obsolescence and may encounter intense competition from other companies financed by venture capitalists. In addition, start-up companies may require significant additional capital contributions from us.

         We may hold our interests in start-up companies for an indefinite period of time; and it may take several years from the date of our initial acquisition of such interest for the start-up company to reach such a state of maturity that disposition could be considered.

         It is anticipated that a substantial portion of our holdings may consist of securities that are subject to restrictions on sale because they were acquired from the issuer in "private placement" transactions or because we might be deemed to be an affiliate of the issuer. Generally, we would not be able to sell these securities publicly without the expense and time required to register the securities under the Securities Act of 1933 or to sell the securities under Rule 144 or other rules under the Securities Act which permit only limited sales under specified conditions. When restricted securities are sold to the public, we could be deemed an "underwriter", or possibly a controlling person, with respect thereto for the purpose of the Securities Act and be subject to liability as such under that Act.

         In addition, practical limitations may inhibit our ability to sell our holdings because the issuers thereof are privately held, we own a relatively large percentage of the issuer's outstanding securities, or the customers, joint venture associates, other investors, financial institutions or management are relying on our continued investment. Sales may also be limited by securities market conditions, which may be unfavorable for sales of securities of particular issuers or issuers in particular industries. The above limitations on liquidity of our holdings could prevent a successful sale thereof, result in delay of any sale or reduce the amount of proceeds that might otherwise be realized.

OUR BUSINESS AND FUTURE OPPORTUNITIES ARE RESTRICTED

         We are prohibited under the Intercompany Agreement between us and Reckson Operating Partnership, L.P. ("Reckson Operating Partnership") from making REIT-Qualified investments unless the Reckson Operating Partnership is given the right of first opportunity in respect of those investments and chooses not to pursue the investments. In addition, if an investment becomes available to one of our affiliates, the affiliate is required to allow the Reckson Operating Partnership to participate in the investment to the extent of our interest in the investment. Our charter provides that one of our corporate purposes is to perform our obligations under the Intercompany Agreement. We are also required to assist the Reckson Operating Partnership in structuring and consummating any REIT-Qualified Investment presented to the Reckson Operating Partnership which it elects to pursue. As a result, our and our affiliates' business and future opportunities are restricted.

WE ARE HIGHLY DEPENDENT UPON THE RECKSON OPERATING PARTNERSHIP FOR FINANCING

         We rely significantly on the Reckson Operating Partnership for the financing of our operations. As a result, if Reckson Associates is unable to access the financial markets, our ability to finance operations may be severely restricted. Our credit facilities with Reckson Associates prohibit advances to the extent the advances under the credit facilities could, in the determination of Reckson Associates, endanger its status as a REIT. In addition, if Reckson Associates should fail to qualify as a REIT or have a decline in its financial or other condition or earnings, affairs or prospects, it may substantially and adversely affect our ability to pursue business opportunities and our financial condition.

WE RELY HEAVILY ON KEY PERSONNEL

         Our success and the success of our partner companies depends significantly upon the contribution of our executive officers, senior management, and other key personnel that we retain. None of our executive officers have an employment agreement with our company. The two managing directors of Reckson Strategic Venture Partners have entered into employment contracts with RSVP Holdings, LLC, the managing member of Reckson Strategic Venture Partners. Conversely, two of our executive officers have employment agreements with Reckson Associates pursuant to which they have agreed to spend as much time as may be necessary in carrying out their duties to Reckson Associates. These executive officers do not have similar obligations to the Company. Furthermore, we cannot assure that we or our partner companies will retain key managerial and other personnel or attract suitable replacements or additional personnel if required. We have not obtained key-man insurance for any of our executive officers or other key personnel.

WE MAY HAVE CONFLICTS OF INTERESTS WITH RECKSON ASSOCIATES

         CONFLICTS AS A RESULT OF OVERLAPPING MANAGEMENT. Donald J. Rechler serves as the Chairman of the Board and the Chief Executive Officer of Reckson Associates and our Chairman of the Board. Scott H. Rechler serves as the President and the Co-Chief Executive Officer of Reckson Associates and our President and Chief Executive Officer and is a director of Reckson Associates and our company. Michael Maturo serves as Executive Vice President, Treasurer and Chief Financial Officer of Reckson Associates and the Company and is a director of the Company. Furthermore, Roger Rechler, Gregg Rechler and Mitchell Rechler are executive officers of Reckson Associates and Roger Rechler and Mitchell Rechler are directors of Reckson Associates, while all three individuals are directors of our company. In addition, Jason M. Barnett serves as our Executive Vice President and General Counsel and in the same capacity for Reckson Associates. Although each of the individuals referred to above is committed to our success, they are also committed to the success of Reckson Associates. As of June 30, 1999, Reckson Associates' senior management and directors beneficially owned approximately 9.4% of the outstanding common stock of Reckson Associates and approximately 31% of our outstanding common stock. In calculating the ownership of common stock of Reckson Associates, we have included Reckson Associates common stock and its Class B common stock; and we have assumed the exchange of all limited partnership units in the Reckson Operating Partnership for shares of common stock and the exercise of all vested stock options. There is a risk that the common membership of management, members of the Boards of Directors and ownership of Reckson Associates and the Company will lead to conflicts of interest in the fiduciary duties owed to stockholders by common directors and officers in connection with transactions between the two companies, as well as a conflict in allocating management time.

         CONFLICTS UNDER THE INTERCOMPANY AGREEMENT. In connection with the spin-off distribution of our common stock, we entered into a Intercompany Agreement with the Reckson Operating Partnership to formalize our relationship at the outset and to limit conflicts of interest. The Intercompany Agreement was not negotiated at arms' length since 95% of our capital stock was owned by the Reckson Operating Partnership at the time it was executed. Under the intercompany agreement, we granted the Reckson Operating Partnership a right of first opportunity to make any REIT-qualified investment that becomes available to us. In addition, if a REIT-qualified investment opportunity becomes available to an affiliate of ours, including Reckson Strategic Venture Partners, 100% of the common ownership interest of which is indirectly owned by us, the intercompany agreement requires our affiliate to allow the Reckson Operating Partnership to participate in the opportunity to the extent of our interest in the affiliate.

         Under the intercompany agreement, the Reckson Operating Partnership granted us a right of first opportunity to provide to the Reckson Operating Partnership and its tenants any type of non-customary commercial services for occupants of office, industrial and other property types, which Reckson Associates may not be permitted to provide because they may generate REIT non-qualifying income under Federal tax laws. We will provide services to the Reckson Operating Partnership at rates and on terms as attractive as either the best available for comparable services in the market or those offered by us to third parties. In addition, the Reckson Operating Partnership will give us access to its tenants with respect to commercial services that may be provided to tenants.

         Under the intercompany agreement, subject to certain conditions, the Reckson Operating Partnership granted us a right of first refusal to become the lessee of any real property acquired by the Reckson Operating Partnership if it determines that the operation of the property may involve the performance of non-customary services that would jeopardize Reckson Associates' REIT status, it is required to enter into a "master" lease arrangement. Pursuant to a this "master" lease arrangement, the Reckson Operating Partnership would own the property, but lease it entirely to a single lessee that would operate the property.

         With respect to services that we will provide to the Reckson Operating Partnership, management will have a conflict of interest relating to the market rates being charged to the Reckson Operating Partnership for these services. In addition, management will have a conflict of interest in determining whether we or the Reckson Operating Partnership should pursue a REIT-qualified investment opportunity outside of Reckson's core business strategy of investing in office and industrial properties in the New York Tri-State area. Furthermore, we and the Reckson Operating Partnership may structure investments in joint ventures between the Reckson Operating Partnership and Reckson Strategic Venture Partners, the Reckson Operating Partnership may pursue the portion of investments generating REIT-qualified income and Reckson Strategic Venture Partners will pursue directly the other portion of these investments. Accordingly, Reckson Strategic Venture Partners and Reckson Strategic Venture Partners-Reckson Operating Partnership joint ventures may have conflicts of interest in the structuring, valuation, management and disposition of these investments.

         CONFLICTS IN OUR LOANS WITH RECKSON; LIMITATION ON OUR ABILITY TO PAY DIVIDENDS. In June 1998, we established a credit facility with the Reckson Operating Partnership (the "Reckson Service Industries Facility") in the amount of $100 million for our service sector operations and other general corporate purposes. In addition, in June 1998, the Reckson Operating Partnership authorized the investment of $100 million with respect to the funding of the investment of Reckson Strategic Venture Partners (the "Reckson Strategic Venture Partners Commitment"). Amounts available under the Reckson Strategic Venture Partners Commitment are funded through investments by the Reckson Operating Partnership into joint ventures with Reckson Strategic Venture Partners or through loans to Reckson Service Industries, Inc. under a credit agreement with terms substantially identical to those under the Reckson Service Industries Facility. Although the credit agreement provides for the borrowing of up to $100 million from the Reckson Operating Partnership, the amount available is reduced by the amount of any joint venture investments between the Reckson Operating Partnership and Reckson Strategic Venture Partners. Loans under the Reckson Strategic Venture Partners Commitment in excess of $25 million in any single investment are subject to approval by the Board of Directors of Reckson, while advances under the Reckson Service Industries Facility in excess of $10 million in respect of any single investment are subject to approval by the Board of Directors of Reckson, or a committee thereof. The Reckson Service Industries Facility has a term of five years and advances thereunder are recourse obligations of our company. Interest accrues on advances made under the Reckson Service Industries Facility at a rate equal to the greater of (1) the prime rate plus 2% and (2) 12% per annum, with the rate on amounts that are outstanding for more than one year increasing annually at a rate of 4% of the prior year's rate. Prior to maturity, interest is payable quarterly but only to the extent of net cash flow and on an interest-only basis and is prepayable without penalty at our option.

         As long as there are outstanding advances under the Reckson Service Industries Facility or borrowings by us under the credit agreement with respect to the Reckson Strategic Venture Partners Commitment, we are prohibited from paying dividends on any shares of our capital stock. The Reckson Service Industries Facility and the credit agreement with respect to the Reckson Strategic Venture Partners Commitment are subject to certain other covenants and prohibit advances thereunder to the extent the advances could, in Reckson's determination, endanger the status of Reckson as a REIT. The terms of the Reckson Service Industries Facility and the credit agreement with respect to the Reckson Strategic Venture Partners Commitment were not negotiated at arms' length and thus may not reflect terms that could have been obtained from independent third parties. Additional indebtedness may be incurred by our subsidiaries. As of June 30, 1999, borrowings under the Reckson Service Industries Facility aggregated approximately $46.4 million and pursuant to the Reckson Strategic Venture Partners Commitment, the Reckson Operating Partnership had made $16.3 million in joint venture investments with Reckson Strategic Venture Partners and had loaned $20.6 million under the credit agreement.

         POLICIES WITH RESPECT TO CONFLICTS OF INTEREST MAY NOT BE SUCCESSFUL. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which our directors or officers have a conflicting interest by a majority of the directors who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent directors of the Company. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our stockholders.

RELATED PARTY TRANSACTIONS MAY LEAD TO LESS FAVORABLE TERMS

         Jon L. Halpern, a former executive officer and former director of Reckson, beneficially owned substantially all of the OnSite business prior to our acquisition of an interest in OnSite and, as of June 30, 1999, continued to own an approximate 12.76% interest. As of June 30, 1999, Mr. Halpern also owned
(i) a 33-1/3% interest in a joint venture that owns a 70% interest in the Dobie Center, a student housing facility in which Reckson Strategic Venture Partners owns a 23.33% interest, (ii) a subordinated carried interest amount in a joint venture that owns a 77.77% interest in ACC; a student housing management company in which Reckson Strategic Venture Partners owns 77.77% interest, and (iii) approximately a 8.3% interest in VANTAS Incorporated ("Vantas"), an office suites company in which we own an approximately 26.2% interest. He may participate in the operation of these entities. Our management believes that our participation in these investments with Mr. Halpern has been the subject of arm's-length negotiations.

WE HAVE NO PRIOR SPONSORSHIP OF A VENTURE CAPITAL VEHICLE AND MAY INVEST IN COMPANIES IN AN EARLY STAGE OF DEVELOPMENT OR WITH HISTORICAL OPERATING LOSSES

         Reckson Strategic Venture Partners is a real estate venture capital entity formed to acquire interests in real estate and real estate-related operating companies. We have committed up to $100 million in Reckson Strategic Venture Partners although such commitment is reduced by the amount of any investments made by Reckson Operating Partnership into joint ventures with Reckson Strategic Venture Partners. A subsidiary of ours serves as the managing member of Reckson Strategic Venture Partners. Neither we nor Reckson have previously sponsored a real estate venture capital entity. Reckson Strategic Venture Partners' holdings may include, among other things, holdings in companies in an early stage of development that have historical operating losses. In addition, decreases in values in the property markets, volatility in the securities markets, interest rate increases and unfavorable conditions in the economy generally, and in the real estate industry in particular, may have a negative impact on the performance of Reckson Strategic Venture Partners.

         Reckson Strategic Venture Partners has obtained a $200 million preferred equity facility from Paine Webber Real Estate Securities ("PWRES"), which is partially funded by an investment fund that is jointly sponsored by financier George Soros and PWRES. Under the terms of the PaineWebber equity facility, Reckson Strategic Venture Partners is subject to various covenants and events of default and related remedies. Such remedies include increased control rights of PWRES over the operation of Reckson Strategic Venture Partners under certain circumstances. In addition, PWRES and such investment fund, if applicable, receive a priority or preferred distribution from the operations of Reckson Strategic Venture Partners prior to the distribution of cash to our subsidiary serving as the managing member of Reckson Strategic Venture Partners. The Reckson Strategic Venture Partners Managing Directors are entitled to a portion of the profits of the managing member of Reckson Strategic Venture Partners after we obtain a return of our capital plus a minimum return. As a result, we cannot assure that the Reckson Strategic Venture Partners Managing Directors will not pursue investments involving greater risk in seeking higher profits. Any investments identified by the Reckson Strategic Venture Partners Managing Directors are subject to our approval.

OWNERSHIP OF ASSETS THROUGH PARTNER COMPANIES AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

         We and Reckson Strategic Venture Partners anticipate holding a significant portion of our assets through ownership of an interest in joint ventures and in "partner companies" in which we own a significant interest and participate in management and other parties also own an interest. These investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer or other owners of partner companies might become bankrupt, that our co-venturer or other owners of partner companies might at any time have different interests or goals than we do, and that our co-venturer or other owners of partner companies may take action contrary to our instructions, requests, policies or objectives. Other risks of joint venture investments and holdings in partner companies include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the joint venture or partner company. There is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures or partner companies.

         In addition, if we do not control sufficiently one or more of our partner companies, our investment in those companies may be considered "investment securities" under the Investment Company Act of 1940. Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and government securities) is an "investment company" subject to registration under, and compliance with, the 1940 Act unless a particular exemption or safe harbor applies. Compliance with the 1940 Act might be very costly and difficult. In addition, there could be negative consequences if we are found to be operating as an unregistered investment company. At the same time, if we are required to take actions, such as the acquisition or disposition of investments, to avoid being considered an investment company it also may have negative consequences. Accordingly, matters related to the 1940 Act may at any time harm our business and results of operations.

OUR HOLDINGS IN ONSITE ACCESS, INC., A COMPANY WITH A LIMITED OPERATING HISTORY, EXPOSE US TO REGULATORY RISKS AS WELL AS THE RISK OF TECHNOLOGICAL OBSOLESCENCE

         Our holdings include an approximately 33% interest in Onsite Access, Inc ("Onsite"). Onsite is a privately-held company that provides advanced telecommunication systems and services within commercial buildings. Onsite has been in existence since 1999, has a relatively small capitalization, and has historical operating losses. We anticipate that Onsite will continue to grow rapidly, but we cannot assure when, if ever, Onsite will become profitable. Onsite's success is contingent upon its ability to continue to obtain contracts to wire buildings for the delivery of internet access, data and voice transport services. In addition, certain executive officers at Onsite have only recently been hired and OnSite's future success will be dependent, in part, on such executives' ability to perform effectively.

         Our holdings in Onsite are exposed to risks specific to the telecommunications industry. The industry is regulated on both the federal and state level and we can not assure that governmental regulations that adversely affect our investment will not be passed. Additionally, the technology sector is constantly undergoing rapid change and innovation. Onsite is therefore subject to the risk that its technological services could become obsolete.

OUR HOLDINGS IN VANTAS EXPOSE US TO REAL ESTATE AND OPERATIONAL RISKS

         Our holdings include an approximately 23% fully diluted interest in Vantas. Vantas is a company that provides tenants with furnished office suites and immediate support services, included but not limited to, secretarial services, telecommunication services and conference facilities. The executive office suites industry is subject to risks comparable to the real estate industry. Supply and demand and the location of office buildings are all factors that directly affect the office suites industry. A significant downturn in the real estate market could adversely affect our investment in Vantas.

         Vantas was recently formed and is the successor to three separate executive office suite companies. The management team at Vantas has not worked together as a unit and we can not assure that the integration of the three office suite companies will be successful.

THE STUDENT HOUSING SECTOR EXPOSES US TO PARTICULAR RISKS

         Through Reckson Strategic Venture Partners we hold a 77.77% in American Campus Communities, a manager of student housing facilities, and a 23.33% interest in the Dobie Center, a student housing facility located near the campus of the University of Texas. The student housing business is a fragmented sector undergoing rapid development and change. In addition to traditional real estate risks, student housing risks include economic, social, governmental and demographic factors as they relate to the number of students attending colleges and universities in need of student housing. Student housing facilities are to a large extent reliant upon the well-being of the colleges or universities to which such facilities relate. Student housing facilities are possibly subject to competition from colleges and universities as well as other providers of student housing. In addition, the maintenance and insurance costs of student housing may exceed the costs typical of multifamily housing. Furthermore, due to the nature of student housing, turnover of tenants is significant and student housing is less utilized during summer months.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE

         We intend to use our available funds to pursue investment and business opportunities. Therefore, we do not anticipate the payment of any dividends on our common stock in the foreseeable future. Payment of dividends on our common stock is prohibited under the credit facilities until all amounts outstanding under the credit facilities are paid in full. The payment of dividends will also be subject to any limitations imposed by other credit facilities and debt securities that we may obtain or issue in the future.

REAL ESTATE RISKS MAY AFFECT OUR EARNINGS

         Our holdings include real estate and real estate-related assets, particularly through our holdings in Reckson Strategic Venture Partners. Investments in real estate are subject to the risks incident to the ownership and operation of real estate. Our real estate holdings may be adversely affected by a number of factors, including:

         o     real estate holdings are generally illiquid

         o the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates

         o     the need to periodically renovate, repair and relet our space

         o increasing operating costs, including real estate taxes and utilities, which may not be passed through to tenants

         o defaults by our tenants or their failure to pay rent on a timely basis

         o     uninsured losses

         Through Reckson Strategic Venture Partners, we have real estate and real estate-related holdings in the areas of student housing, assisted living and government occupied buildings. Reckson Strategic Ventures Partners is likely to make additional acquisitions in commercial real estate, and may, particularly through joint ventures be involved in the development of real estate. Development and construction activities in connection with these types of investments include risks of cost overruns, completion and lease-up delays, unavailability of financing and changes in market conditions.

         Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the revenues received from Reckson Strategic Venture Partner's real estate investments and the values of these investments could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. We may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

CERTAIN ANTITAKEOVER PROVISIONS MAY DETER THIRD PARTY ACQUISITION PROPOSALS

         Our charter and bylaws and applicable sections of the Delaware General Corporation Law may make the acquisition of control of our company more difficult without the approval of our Board of Directors. Certain provisions of our charter and bylaws, among other things:

         o classify our Board of Directors into three classes, each of which serves for staggered three-year terms;

         o provide that any of our directors may be removed by the affirmative vote of stockholders having at least 80% of the total voting power only for cause;

         o provide that only the Chairman of the Board, President or a majority of our Board of Directors may call special meetings of the stockholders;

         o provide that the stockholders may take action only at a meeting of our stockholders, not by written consent;

         o provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to our Board of Directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders;

         o provide that, under certain circumstances, the affirmative vote of the holders of two-thirds of our common stock is required to approve any merger or similar business combination involving our company;

         o provide that the holder of "control shares" of our company acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by the vote of the holders of two-thirds of our common stock;

         o subject to certain exceptions, limit the ownership by any person of our common stock to 9.9% of the number of shares or value of our common stock and limit the ownership by any person of our capital stock to 9.9% of the aggregate value of all classes of our capital stock; and

         o provide that the stockholders may amend or repeal any of the foregoing provisions of the charter or bylaws only by a vote of at least 80% of the stock entitled to vote generally in the election of directors.

         With certain exceptions, Section 203 of the Delaware General Corporation Law imposes certain restrictions on mergers and other business combinations between our company and any holder of 15% or more of our common stock. The charter provides that the foregoing provisions and Section 203 do not apply to Reckson and its affiliates. Accordingly, Reckson and its affiliates are in a position to effect a business combination or other transaction with us in situations where others are restricted from effecting a similar transaction. Our charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, par value $.01 per share, in series, and to establish the rights and preferences (including the exchange of such shares of preferred stock into shares of our Common Stock) of any series of preferred stock so issued. The issuance of certain types of preferred stock could have the effect of delaying or preventing a change in control of our company, even if such a change in control were in the best interests of some, or a majority, of our stockholders.

RISK OF IMPACT OF YEAR 2000 ISSUE ON OUR OPERATIONS AND FINANCIAL RESULTS

         Some of our older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities.

         We have completed an assessment to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. Since our accounting software is maintained and supported by a third party, the total year 2000 project cost is estimated to be minimal.

         Our year 2000 project is complete to date. Additionally, we have received assurances from our significant service providers that all of our systems are currently year 2000 compliant or will be made compliant prior to any impact on those systems. However, we cannot guarantee that all service providers will comply with their assurances and therefore we may not be able to determine year 2000 compliance of those contractors. At that time, we will determine the extent to which we will be able to replace non-compliant service providers. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

         To date, we have expended approximately $66,000 in connection with year 2000 issues. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

         In a "worst case scenario" of the failure of the third party to timely deliver the necessary upgrades to the accounting software, we would manually process transactions, such as the issuance of disbursements, until an alternative system is implemented.

         If we are not successful in implementing our year 2000 compliance plan, we may suffer a material adverse impact on our results of operations and financial condition. Because of the importance of addressing the year 2000 issue, we expect to develop contingency plans if we determine that the compliance plans will not be implemented.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the securities, reference is made to the registration statement, including the exhibits filed as a part thereof, and the documents incorporated by reference in this prospectus. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each contract, agreement or other document filed as an exhibit to the registration statement or to an Exchange Act report, reference is made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by reference. Copies of the registration statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by us with the Commission pursuant to the Exchange Act are incorporated by reference in this prospectus:

SEC FILINGS (FILE NO. 1-14183)            PERIOD
- ------------------------------            ------

Annual Report on Form 10-K                Year ended December 31, 1998

Quarterly Reports on Form 10-Q            Quarter ended March 31, 1999

Current Reports on Form 8-K               Filed April 16, 1999, March 24, 1999,
(including Form 8-K/A)                    January 25, 1999 and January 19, 1999

Registration Statement on Form 8-A        Filed June 1, 1998


         We also incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus until the particular offering is completed or after the date of the initial registration statement and prior to effectiveness of the registration statement:

         o     Reports filed under Section 13(a) and (c) of the Exchange Act;

         o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         o     Any reports filed under Section 15(d) of the Exchange Act.

         We will provide a copy of any or all of these documents (exclusive of exhibits unless the exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to Reckson Service Industries, Inc., 10 East 50th Street, New York, New York 10022, Attn: Jason M. Barnett, Executive Vice President and General Counsel, telephone number (212) 931-8000.


                                  THE COMPANY

         We were incorporated in July 1997 and completed the spin-off distribution of our common stock to shareholders of Reckson Associates on June 11, 1998. We were formed to create a service company that focuses on providing outsourced business services to small to medium sized companies. We seek to accomplish this by identifying and acquiring interests in operating companies that engage in such outsource service businesses or by forming and growing such businesses ourselves.

         Our primary business is to create and manage a system of interrelated outsource business services to be offered to small to medium sized companies in the marketplace through an e-commerce based infrastructure. Over time, our strategic goal is to develop and package a bundle of outsource business service products that we will market as a "one stop" solution to satisfy the outsourcing needs of small to medium sized businesses. Our growth strategy is to acquire businesses or significant interests in businesses in targeted business service sectors, and, where appropriate, to retain the existing management of such businesses. Specifically, we seek opportunities for which there is broad demand in the marketplace, strong entrepreneurial management, a reputation for high quality services and growth potential. We seek to add value by supporting management, offering strategic advice and assisting in other aspects of developing the businesses where appropriate. We pursue growth opportunities in each business by (i) accessing small to medium sized companies included in Reckson Associates' customer base and in the general marketplace nationwide, (ii) integrating each business into our centralized e-commerce based infrastructure and (iii) acquiring other businesses with complimentary outsource service products.

         Through a subsidiary we are also a managing member of Reckson Strategic Venture Partners, a real estate venture capital entity formed to acquire interests in real estate and real estate-related operating companies outside of Reckson Associates' core office and industrial focus. Reckson Strategic Venture Partners' strategy is to identify and acquire interests in established entrepreneurial enterprises with experienced management teams in market sectors which are in the early stages of their growth cycle or offer unique circumstances for attractive investments as well as platforms for future growth. Reckson Strategic Venture Partners has established platforms in the area of student housing, assisted living and privatization, and is targeting additional market sectors, some of which may be complimentary to Reckson's core office business such as parking facilities. Reckson Strategic Venture Partners may also make investments in companies in which RSI holds an interest and which provide business service products to the Reckson customer base.

         As an integral part of our business, we provide our partner companies (i.e., companies in which we hold a significant interest) with administrative and operational support services and with access to the experience of our management. We are actively involved with the operational aspects of our partner companies through the provision of advice concerning general management, investor relations, financial management, human resources management and other matters.

         In pursuit of our outsource business service sector strategy, the Company has acquired significant interests in and plays a significant role in the development of two partner companies. As of June 30, 1999, the Company owns an approximately 33% interest in OnSite Access, Inc., a privately-held company that upgrades telecommunications infrastructures of multi-tenant office buildings throughout the United States and provides small to medium sized businesses who are tenants of such buildings with cost-effective access to broad band Internet, data and voice network services through the use of DSL technology. The Company owns an approximate 26.2% interest in Vantas, a privately-held company that owns approximately 175 executive suite centers throughout the United States and provides small to medium sized businesses with professional office space, conference rooms, computer, fax and high speed Internet capabilities, on-site support staff and other business services.

         Our executive offices are located at 10 East 50th Street, New York, New York 10022 and our telephone number at that location is (212) 931-8000. At June 30, 1999, we and Reckson Strategic Venture Partners had an aggregate of approximately 20 employees.


                                USE OF PROCEEDS

         Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by the applicable prospectus supplement will be used for general corporate purposes, including the repayment of existing indebtedness, in each case, as described in detail in the prospectus supplement depending on the circumstances at the time of the related offering.

                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

         The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                       Three Months ended                 Year Ended
                                         March 31, 1999                   December 31,
                                       ------------------      --------------------------------
                                                                  1998               1997
                                                                  ----               ----

Ratio of Earnings to Fixed Charges       ($1,955,098)(1)       ($8,079,858)(1)    ($257,887)(1)

____________
(1)      Represents the excess of Fixed Charges over earnings.

         The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of organization costs.

                        DESCRIPTION OF DEBT SECURITIES

         The debt securities covered by this prospectus (the "Debt Securities") will be issued under an Indenture (the "Indenture") among the Company and the trustee named therein (the "Trustee"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of the material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

         The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company, or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of the series, for issuances of additional Debt Securities of the same series.

         The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

         Reference is made to the prospectus supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         (1)   the title of the Debt Securities;

         (2) the aggregate principal amount of the Debt Securities and any limit on the aggregate principal amount;

         (3) the percentage of the principal amount at which the Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

         (5) the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the Debt Securities will bear interest, if any;

         (6) the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for such interest payment dates, or the method by which any date shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (7) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable, the Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Debt Securities and the Indenture may be served;

         (8) the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if it is to have an option;

         (9) the obligation, if any, of the Company to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to its obligation;

         (10) if other than U.S. dollars, the currency or currencies in which the Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which the amounts shall be determined;

         (12) any additional events of default or covenants of the Debt Securities;

         (13) whether the Debt Securities will be issued in certificated and/or book-entry form;

         (14) whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

         (15) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of these provisions;

         (16) if the Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for the Debt Securities to be authenticated and delivered;

         (17) whether and under what circumstances the Company will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making a payment;

         (18) if other than the Trustee, the identity of each security registrar and/or paying agent; and

         (19)  any other material terms of the Debt Securities.

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

         Except with respect to a covenant limiting the incurrence of indebtedness, a covenant requiring a certain percentage of unencumbered assets and a covenant requiring any successor in a business combination with the Company to assume all of the obligations of the Company under the Indenture, the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of the Debt Securities protection in the case of any of the following events:

         o a highly leveraged or similar transaction involving the Company, the management of the Company, or any affiliate of any these parties;

         o     a change of control; or

         o a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of the Debt Securities.

         In addition, subject to the covenants referred to above, the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Company, that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock may act to prevent or hinder a change of control. See "Description of Common Stock--Restrictions on Ownership" and "Description of Preferred Stock--Restrictions on Ownership."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable prospectus supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

         Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to the Person at an account maintained within the United States.

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name the Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of the Debt Security not less than 10 days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

         Neither the Company nor the Trustee shall be required to:

         o issue, register the transfer of or exchange any Debt Security if the Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of selection;

         o register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed;

         o exchange any Bearer Security so selected for redemption except that the Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that the Registered Security shall be simultaneously surrendered for redemption; or

         o issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of the Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

         The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

         o the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

         o immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

         o an officer's certificate and legal opinion covering these conditions shall be delivered to the Trustee.


EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder:

        (a) default for 30 days in the payment of any installment of interest on any Debt Security of the series;

        (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of the series at its maturity;

        (c) default in making any sinking fund payment as required for any Debt Security of the series;

        (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than the series), the default having continued for 60 days after written notice as provided in the Indenture;

        (e) the Company, any subsidiary in which the Company has invested, or is committed or otherwise obligated to invest, at least $20,000,000 in capital or any entity in which the Company is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $20,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Company and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and the failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to the Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to any the Indebtedness and shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of the event or condition is to accelerate, or to permit the acceleration of, the maturity of the Indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of the holders) to cause the Indebtedness to mature prior to its stated maturity;

        (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or any of their respective property;

        (g) any other Event of Default provided with respect to a particular series of Debt Securities.

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, the portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after the declaration of acceleration with respect to Debt Securities of the series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of the series (or of all Debt Securities then Outstanding under the Indenture, as the case may
be) may rescind and annul the declaration and its consequences if:

          1. the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of the series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee; and

          2. all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of the series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture.

         The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to the series and its consequences, except a default

         o in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series or

         o in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

         The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to the series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series or in the payment of any sinking fund installment in respect of any Debt Security of the series) if specified Responsible Officers of the Trustee consider the withholding to be in the interest of the Holders.

         The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of the series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities at the respective due dates thereof.

         Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless the Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which may be unduly prejudicial to the Holders of Debt Securities of the series not joining therein.

         Within 120 days after the close of each fiscal year, the Company must deliver a certificate of an officer certifying to the Trustee whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the Holder of each Debt Security affected thereby:

         o change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

         o reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture;

         o modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of the Debt Security.

         In addition to the Company's obligation to pay the principal of, and premium (if any) and interest on, the Debt Securities, the Debt Securities of a series may be entitled to the benefits of additional covenants. Neither the Company nor the Trustee may waive compliance with such additional covenants unless the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities consent to the waiver.

         Modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes:

         1. to evidence the succession of another Person to the Company as obligor under the Indenture;

         2. to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;

         3. to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;

         4. to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that this action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect;

         5. to amend or supplement any provisions of the Indenture, provided that no amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding;

         6.    to secure the Debt Securities;

         7. to establish the form or terms of Debt Securities of any series;

         8. to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

         9. to cure any ambiguity, defect or inconsistency in the Indenture, provided that this action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or

         10. to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Debt Securities, provided that the action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

         In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, the Indenture provides that:

         1. the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

         2. the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for the Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the Debt Security of the amount determined as provided in (1) above);

         3. the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security pursuant to the Indenture; and

         4. Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of the other obligor shall be disregarded.


         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of the series, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of the specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing the specified percentage in principal amount of the Outstanding Debt Securities of the series will constitute a quorum.

         Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of the specified percentage in principal amount of the Outstanding Debt Securities of the series.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable in an amount sufficient to pay the entire indebtedness on the Debt Securities in respect of principal (and premium, if any) and interest to the date of the deposit (if the Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

         The Indenture provides that, unless these provisions are made inapplicable to the Debt Securities of or within any series pursuant to the Indenture, the Company may elect either (a) to defease and discharge itself from any and all obligations with respect to the Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Debt Securities and the obligations to register the transfer or exchange of Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or
(b) to release itself from their obligations with respect to the Debt Securities under certain sections of the Indenture and, if provided pursuant to the Indenture, their obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an Event of Default with respect to the Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to the Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         A trust will only be permitted to be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law.

         "Government Obligations" means securities which are (1) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the Debt Securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

         Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series:

         (a) the Holder of a Debt Security of the series is entitled to, and does, elect pursuant to the Indenture or the terms of the Debt Security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the Debt Security, or

         (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the Debt Security into the currency, currency unit or composite currency in which the Debt Security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate.

         "Conversion Event" means the cessation of use of:

         o a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

         o the euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community.

         Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

         In the event the Company effects covenant defeasance with respect to any Debt Securities and the Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Event of Default, Notice and Waiver" with respect to sections no longer applicable to the Debt Securities or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency, currency unit or composite currency in which the Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from the Event of Default. However, the Company would remain liable to make payment of the amounts due at the time of acceleration.

GOVERNING LAW

         The Indenture and the Notes shall be governed by the laws of the State of New York.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which any Debt Securities are convertible into debt securities or equity securities of the Company will be set forth in the applicable prospectus supplement. The terms will include the number or principal amount of securities into which the debt securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the debt securities, or the Company, the events requiring an adjustment of the conversion price (or the manner of calculation thereof) and any provisions affecting conversion in the event of the redemption of the debt securities.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable prospectus supplement relating to the series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable prospectus supplement relating to the series.


                          DESCRIPTION OF COMMON STOCK

GENERAL

         Our charter (the "Charter") provides that we may issue up to 100 million shares of common stock, $.01 par value per share. On June 30, 1999, there were 24,811,834 shares of common stock outstanding.

         All shares of common stock offered hereby have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of common stock offered hereby will be entitled to receive dividends on the stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its common stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

         Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of common stock, the entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of these shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of the Company's existing common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities. Subject to the provisions of the Charter regarding Excess Stock, shares of common stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE CHARTER

         The Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

         In order for Reckson Associates to qualify as a REIT under the Code, it must satisfy a variety of requirements, including annual tests with respect to the nature of its gross income. Substantially all of Reckson Associates' gross income meets these requirements by qualifying as "rentals from real property" under Section 856(d) of the Code. Under this provision, however, a REIT's real property rentals can be disqualified if the rent is received by the REIT from a related party or if noncustomary services are performed for the tenant other than by an independent contractor. The characterization of a party as a related-party tenant or as an independent contractor depends, in part, upon the percentage of stock, assets or net profits of such party that may be owned by the REIT or by shareholders of the REIT. Such ownership may be direct or may be indirect under certain attribution rules prescribed by the Code. Currently, there is a substantial identity of ownership between stockholders of Reckson Associates and stockholders of the Company. It cannot be predicted how long or to what degree such identity of ownership may continue. Therefore, in order to protect Reckson Associates from the risk that rental income it earns from the Company or its affiliates, or from tenants that the Company or its affiliates provides commercial services to, will not be disqualified as rent from real property for REIT qualification purposes, subject to certain exceptions, the ownership by any person or entity of the Company's common stock is limited to 9.9% of the aggregate number or value of shares of the Company's common stock outstanding and the ownership by any person of the Company's capital stock is limited to 9.9% of the aggregate value of all classes of capital stock outstanding.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.


                        DESCRIPTION OF PREFERRED STOCK

GENERAL

         Our Charter provides that we may issue up to 25 million shares of preferred stock, $.01 par value per share. On June 30, 1999 there were no shares of preferred stock outstanding.


         The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although the Board of Directors has no intention at the present time, it could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

TERMS

         Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and other subjects or matters as may be fixed by resolution of the Board of Directors. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

         Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

         o     The title and stated value of the preferred stock;

         o The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

         o The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

         o The date from which dividends on the preferred stock shall accumulate, if applicable;

         o The procedures for any auction and remarketing, if any, for the preferred stock;

         o The provision for a sinking fund, if any, for the preferred stock;

         o The provisions for redemption, if applicable, of the preferred stock;

         o     Any listing of the preferred stock on any securities exchange;

         o The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock or debt securities including the conversion price or manner of calculation thereof;

         o The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

         o Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Reckson Associates as a REIT;

         o A discussion of material federal income tax considerations applicable to the preferred stock; and

         o Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

         Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

         i. senior to the common stock and to all classes or series of equity securities issued by the Company, the terms of which provide that the equity securities shall rank junior to the preferred stock;

         ii. on a parity with all classes or series of equity securities issued by the Company, other than those referred to in clauses
               (i) and (iii); and

         iii. junior to all classes or series of equity securities issued by the Company which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

         Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

         Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on the record dates as shall be fixed by the Board of Directors of the Company.

         Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the related dividend period and the Company will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series of preferred stock are declared payable on any future dividend payment date.

         If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of the capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of the series for any period unless:

         o if the series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period or

         o if the series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of the series.

         When dividends are not paid in full (or a sum sufficient for the full payment is not so set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of the series, all dividends declared upon preferred stock of the series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of the series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of the series and the other series of preferred stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of the series which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of common stock or other capital stock ranking junior to the preferred stock of the series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any other of the capital stock of the Company ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation, nor shall any shares of common stock, or any other capital stock of the Company ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by the Company except:

         (1) by conversion into or exchange for other capital stock of the Company ranking junior to the preferred stock of the series as to dividends and upon liquidation; or

         (2) redemptions for the purpose of preserving the status of Reckson Associates as a REIT.

REDEMPTION

         If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

         The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that the Company will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

         Notwithstanding the foregoing, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of the series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of the series to preserve the status of Reckson Associates as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of the series. In addition, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of the series (except by conversion into or exchange for capital stock of the Company ranking junior to the preferred stock of the series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of the series to preserve the status of Reckson Associates as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of the series.

         If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on the stock transfer books. Each notice shall state:

         o     the redemption date;

         o the number of shares and series of the preferred stock to be redeemed;

         o     the redemption price;

         o the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

         o that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

         o the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

         If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for redemption have been set aside by the Company in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a "liquidation"), then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of capital stock of the Company ranking junior to the preferred stock of the series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of the preferred stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of the series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         The consolidation or merger of the Company with or into any other entity, or the merger of another entity with or into the Company, or a statutory share exchange by the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

         Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if the series of preferred stock has a cumulative dividend, all dividends accumulated on the shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if the series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Directors of the Company will be increased by two directors.

         Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the series voting separately as a class):

         (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized capital stock of the Company into preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any stock; or

         (2) amend, alter or repeal the provisions of the Charter or the Designating Amendment for the series of preferred stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the series of preferred stock or the holders thereof;

         provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of the series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of the series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock or debt securities of the Company will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock or aggregate principal amount of debt securities, as the case may be, into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

SHAREHOLDER LIABILITY

         Delaware law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for these acts or obligations.

RESTRICTIONS ON OWNERSHIP

         As discussed below under "Restrictions on Ownership of Capital Stock," in order to ensure Reckson Associates' status as a REIT under the Code, the Designating Amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

REGISTRAR AND TRANSFER AGENT

         Unless otherwise specified in the applicable prospectus supplement, the Registrar and Transfer Agent for the preferred stock will be American Stock Transfer & Trust Company.


                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the depositary or its successor, the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of preferred stock represented by the Depositary Shares evidenced by the Depositary Receipt, to all the rights and preferences of the preferred stock represented by the Depositary Shares, including dividend, voting, conversion, redemption and liquidation rights.

         The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on our behalf, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by the holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

         In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make the distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell the property and distribute the net proceeds from the sale to holders.

WITHDRAWAL OF SHARES

         Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at the office, to or upon the holder's order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the Depositary Shares evidenced by the Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of the preferred stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of preferred stock to be withdrawn, the Preferred Stock Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

         Whenever the Company redeems preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the preferred stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the Depositary Receipts were entitled upon redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent the preferred stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of preferred stock represented by the Depositary Shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of preferred stock represented by the Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares.

LIQUIDATION PREFERENCE

         In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED SHARES

         The Depositary Shares, as such, are not convertible into common stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the preferred stock represented by the Depositary Shares evidenced by Depositary Receipts into whole shares of common stock, other preferred stock of the Company or other shares of capital stock of the Company, and the Company has agreed that upon receipt of instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of Depositary Receipt evidencing the Depositary Shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless the amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

         The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (1) the termination is to preserve the status of Reckson Associates as a REIT or
(2) a majority of each class of preferred stock affected by the termination consents to the termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the Depositary Shares evidenced by Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding Depositary Shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of the Company and the distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing the preferred stock or (iii) each related share of preferred stock shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related preferred stock.

         Neither the Company nor the Preferred Stock Depositary will be liable if the Preferred Stock Depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing specified duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or preferred stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting the preferred stock represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give information, and on documents believed to be genuine and signed by a proper party.

         If the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and from the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on claims, requests or instructions received from the Company.


                  RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

         The Charter provides that the Company may issue up to 25 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "--Restrictions on Ownership" below.


RESTRICTIONS ON OWNERSHIP

         As described above, in order to protect Reckson Associates against the risk of failing to satisfy certain tax laws applicable to REITs, our Charter provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of common stock, or more than 9.9% of the aggregate value of the outstanding shares of all classes of the Company's capital stock, provided that in no event will a stockholder be limited in the amount of the Company's common stock acquired in connection with awards or exercises of employee stock options. In the event we issue preferred stock, we may, in the designating amendment, set a limit on the ownership of such preferred stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in common ownership among 10% holders of the Company's common stock and Reckson Associates' common stock, will be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if Reckson Associates determines that it is no longer in its best interests to attempt to qualify, or to continue to qualify, as a REIT. Under the terms of the Intercompany Agreement, the Company's Board of Directors will have the right to waive the Ownership Limit only if permission to do so is granted by Reckson Associates, in Reckson Associates' sole discretion, and the Company's Board of Directors otherwise decides that such action is the best interest of the Company.

         Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit or the Aggregate Ownership Limit (9.9% of the aggregate value of all outstanding classes of stock of the Company) will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b) (1) (A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter will be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and will instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the Company's Certificate of Incorporation shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit and the Aggregate Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary will terminate and the proceeds of the sale will be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder will receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the Original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder will be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock will be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

         In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Company's Board of Directors determines that a violative transfer has been made.

         All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         Each stockholder will be required, upon demand by the Company, to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as Reckson Associates deems necessary for Reckson Associates to determine its compliance with the provisions of the Code applicable to REITs.

         The Company is required to maintain in its Charter the foregoing Ownership Limit, Excess Stock and stock ownership disclosure requirements under the terms of the Intercompany Agreement.

         The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company.


                            DESCRIPTION OF WARRANTS

         The Company may issue Warrants for the purchase of common stock or preferred stock. Warrants to purchase common stock may include rights to purchase common stock that the Company issues to its common stock holders as a dividend. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely for the Company in connection with the Warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

         The applicable prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this prospectus is being delivered:

         o     the title of the Warrants;

         o     the aggregate number of the Warrants;

         o whether separate consideration will be issued for the Warrants and, if so, the price or prices at which the Warrants will be issued;

         o the currencies in which the price or prices of the Warrants may be payable, if applicable;

         o the designation, amount and terms of the Securities purchasable upon exercise of the Warrants;

         o the designation and terms of the other Securities, if any, with which the Warrants are issued and the number of the Warrants issued with each security;

         o if applicable, the date on and after which the Warrants and the Securities purchasable upon exercise of the Warrants will be separately transferable;

         o the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of the Warrants may be purchased;

         o the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

         o the minimum or maximum amount of the Warrants which may be exercised at any one time;

         o     information with respect to book-entry procedures, if any;

         o     a discussion of material federal income tax considerations; and

         o any other material terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.


                             PLAN OF DISTRIBUTION

         The Company may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

         Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our stockholders. In connection with subscription offerings or the distribution of subscription rights to stockholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly (including third parties that are affiliated with us) or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company and its subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS

         The validity of the issuance of the securities offered hereby and certain legal matters will be passed upon for the Company by Brown & Wood LLP, New York, New York.


                                    EXPERTS

         The consolidated financial statements of Reckson Service Industries, Inc. (the "Company") as of and for the year ended December 31, 1998 and for the period July 15, 1997 to December 31, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998; and the consolidated financial statements of Interoffice Superholdings Corporation and Subsidiaries for the period November 9, 1998 to December 31, 1998 appearing in the Company's Form 10-K for the year ended December 31, 1998; and the consolidated financial statements of RSVP Holdings, LLC for the period February 26, 1998 to December 31, 1998, appearing in the Company's Form 10-K for the year ended December 31, 1998; and the combined financial statements of Xebec Management Services, Inc. and affiliate for the years ended December 31, 1997 and 1996, appearing in the Company's Form 8-K dated January 19, 1999; and the consolidated financial statements of InterOffice (Holdings) Corporation and Subsidiaries for the years ended December 31, 1997, 1996 and 1995 appearing in the Company's Form 8-K dated January 19, 1999, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements incorporated in this Prospectus by reference to the audited historical consolidated financial statements of ALLIANCE NATIONAL Incorporated and Subsidiaries as of June 30, 1998 and 1997 and December 31, 1998 and for the years ended June 30, 1998, 1997 and 1996 and for the period July 1, 1998 to December 31, 1998 appearing in Reckson Service Industries, Inc.'s Form 8-K/A dated March 24, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

===========================================   ==================================






            -----------------






            TABLE OF CONTENTS

                Prospectus

Risk Factors.............................1
Available Information...................11
Incorporation of Certain
  Documents by Reference ...............11
The Company.............................12
Use of Proceeds.........................13
Ratios of Earnings to                                 RECKSON SERVICE
  Combined Fixed Charges................13            INDUSTRIES, INC.
Description of Debt Securities..........14
Description of Common Stock.............27
Description of Preferred Stock..........29
Description of Depositary Shares........36
Restrictions on Ownership of
  Capital Stock.........................39
Description of Warrants.................41
Plan of Distribution....................42
Legal Matters...........................43
Experts.................................43




            -----------------




===========================================   ==================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

     Securities and Exchange Commission registration fee.......    $139,000
     NASD fees.................................................    $ 30,500
     Printing and engraving expenses...........................    $300,000
     Legal fees and expenses...................................    $300,000
     Accounting fees and expenses..............................    $ 80,000
     Blue Sky fees and expenses................................    $ 20,000
     Trustee's fees............................................    $ 10,000
     Miscellaneous.............................................    $ 70,500
                                                                   --------
     Total                                                         $950,000
                                                                   ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law (the "Delaware Law") provides that a corporation may limit the liability of each director to the corporation of its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and
(iv) for any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation and ByLaws provide for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law. In addition, the Certificate of Incorporation and Bylaws provide that if the Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Bylaws provide that the Company shall, to the full extent permitted by the Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, members of the management advisory committee, employees and agents.

ITEM 16.  EXHIBITS.

        1   -- Form of Underwriting Agreement.(1)

      4.1   -- Form of Common Stock Certificate.(2)

      4.2   -- Form of Designating Amendment for Preferred Stock.(1)

      4.3   -- Form of Preferred Stock Certificate.(1)

      4.4   -- Form of Warrant Agreement.(1)

      4.5   -- Form of Warrant.(1)

      4.6   -- Form of Indenture.(1)

        5   -- Opinion of Brown & Wood LLP as to the legality of the Securities.

     12.1   -- Calculation of Ratios of Earnings to Combined Fixed Charges.

     23.1   -- Consent of Brown & Wood LLP  (included in Exhibit 5).

     23.2   -- Consent of Ernst & Young LLP.

     23.3   -- Consent of PricewaterhouseCoopers LLP

       24   -- Power of attorney (included on the signature page of this
               Registration Statement).

       27   -- Financial Data Schedule.

- ---------------
(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.

(2) Previously filed as an exhibit to Registration Statement on Form S-1 (No. 333-44419) and incorporated herein by reference.


ITEM 17. UNDERTAKINGS.

         (a) Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;


               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    Provided, however, that paragraphs (1)(i) and (1)(ii) do
               not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Reckson Service Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Huntington, State of New York, on August 3, 1999.

                                       RECKSON SERVICE INDUSTRIES, INC.



                                       By: /s/ Scott H. Rechler
                                           ----------------------------
                                           Scott H. Rechler
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald Rechler, Scott H. Rechler and Michael Maturo, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                         DATE
        ---------                       -----                         ----

  /s/ Donald J. Rechler          Chairman of the Board           August 3, 1999
- --------------------------       and Director
    Donald J. Rechler


  /s/ Scott H. Rechler           President, Chief Executive      August 3, 1999
- --------------------------       Officer and Director
    Scott H. Rechler             (Principal Executive Officer)


  /s/ Michael Maturo             Executive Vice President,       August 3, 1999
- --------------------------       Treasurer, Chief Financial
    Michael Maturo               Officer (Principal Financial
                                 Officer and Principal Accounting
                                 Officer) and Director


  /s/ Roger M. Rechler           Director                        August 3, 1999
- --------------------------
    Roger M. Rechler

 /s/ Mitchell D. Rechler         Secretary and Director          August 3, 1999
- --------------------------
    Mitchell D. Rechler

  /s/ Gregg M. Rechler           Director                        August 3, 1999
- --------------------------
    Gregg M. Rechler

  /s/ Paul F. Amoruso            Director                        August 3, 1999
- --------------------------
    Paul F. Amoruso

  /s/ Ronald Cooper              Director                        August 3, 1999
- --------------------------
    Ronald Cooper

                                 EXHIBIT INDEX

EXHIBITS                   DESCRIPTION                                  PAGE
- --------                   -----------                                  ----

    5    --   Opinion of Brown & Wood LLP as to the
              legality of the Securities.

 12.1    --   Calculation of Ratios of Earnings to Combined
              Fixed Charges.

 23.1    --   Consent of Brown & Wood LLP (included in
              Exhibit 5).

 23.2    --   Consent of Ernst & Young LLP.

 23.3    --   Consent of PricewaterhouseCoopers LLP

   24    --   Power of attorney (included on the signature page
              of this Registration Statement).

   27    --   Financial Data Schedule.